Exhibit 99.1

February 4, 2011

LETTER AND NOTICE TO STOCKHOLDERS

Dear Stockholder:

Our board of directors has determined it to be in the best interest of our stockholders to make certain changes to our Share Redemption Program (the “Share Redemption Program”) and our Distribution Reinvestment Plan (the “DRIP Plan”). As previously disclosed in our Form 10-K for the year ended December 31, 2009, in February 2009 the Financial Industry Regulatory Authority (“FINRA”) issued a regulatory notice stating that securities broker-dealers may no longer use the offering price, or “par value,” of shares on a customer account statement more than 18 months following the conclusion of an offering, unless an appraisal of the program’s assets and operations yields the same value. In an effort to assist participating broker-dealers in complying with this account statement disclosure requirement, we have agreed to provide our broker-dealers with an estimated value per share. We currently intend to provide the estimated value per share on or about March 7-14, 2011. The estimated value per share must be developed from data that is no more than 18 months old. Generally, the purpose of the changes to the Share Redemption Program and the DRIP Plan are to clarify terms of each of the plans and to make changes in light of the information mandated by the FINRA regulatory notice.

Key Changes to the Share Redemption Program:

The key change to the Share Redemption Program relates to the price at which redemptions will be made. We have historically redeemed our shares in connection with the Share Redemption Program, subject to certain restrictions and limitations, at a price equal to or at a discount from the purchase price of the shares of our common stock being redeemed, with the amount of the discount varying based upon the length of time that the stockholder held his or her shares subject to redemption. In connection with providing an estimated share value pursuant to FINRA’s regulatory notice, our board of directors determined that the price at which shares are to be redeemed under the Share Redemption Program, subject to certain restrictions and limitations, will be the most recently announced estimated value per share of our common stock. The Share Redemption Program has always contemplated that our board of directors could determine to redeem shares based on an estimated value per share, and has now been amended accordingly. In connection with this change, our board also has determined to eliminate any discount to the redemption price based on the length of time that the stockholder has held his or her shares. The amendments to the Share Redemption Program will be effective as of the date we first announce our estimated value per share.

Other important changes to the Share Redemption Program relate to (i) information which may be required to be provided or certified to us in connection with requests for redemption and (ii) clarifying that requests for exceptions to the general one-year holding requirement and redemption caps in connection with the death or disability of a stockholder must be made within 18 months of such death or disability.

Unless withdrawn on or before March 28, 2011, any request for redemption submitted after December 16, 2010 will be considered with quarterly redemptions for this quarter and redeemed in accordance with the revised Share Redemption Program (i.e., at a price equal to the estimate value per share).

Key Changes to the DRIP Plan:

The key change to the DRIP Plan is that from and after the date on which we announce the estimated value per share of our common stock (discussed above), additional shares of our common stock purchased under the DRIP Plan will be purchased at the most recently announced estimated value per share of our common stock (subject to certain exceptions described in the DRIP Plan), which may vary from time-to-time. Further, the DRIP Plan has been amended to clarify the deadline to terminate participation in the DRIP Plan for any given quarter. A participant in the DRIP Plan may terminate their participation at any time. However, a termination notice must be received by us prior to the last day of a quarter in order for a participant’s termination to be effective for such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the plan for any prior quarter).

Unless a stockholder terminates his or participation in the DRIP Plan on or before March 31, 2011, such stockholder will receive his or her distribution for the first quarter of 2011 in the form of additional shares of our common stock in accordance with the revised DRIP Plan (i.e., such common stock purchased under the DRIP Plan will be purchased at a price equal to the estimate value per share).

Our board of directors retains its rights to amend, suspend or terminate each of the Share Redemption Program and the DRIP Plan if it deems doing so to be in the best interest of stockholders.

The estimated value per share will be measured as of a moment in time and we do not undertake to update such value on a regular basis. As a result, stockholders should not rely on the estimated value per share as being an accurate measure of the then-current value of our shares of common stock in making an investment decision as to whether to tender shares for redemption under the Share Redemption Program or reinvest distributions by participating in the DRIP Plan. The estimated value per share is inherently imprecise and may not reflect the price that a third party might offer in an arms-length transaction to purchase all or substantially all of the shares of our common stock. The estimated value per share is not a representation, warranty, or guarantee that we or our stockholders, upon liquidation, will actually realize the estimated value per share.

Please review the enclosed revised Share Redemption Program and the DRIP Plan documents for complete information regarding these and other clarifying changes to the Share Redemption Program and the DRIP Plan. For future reference, you can also request a full copy of the current Share Redemption Program or DRIP Plan by calling 1-888-310-9352 or visit our web-site at www.totalrealtytrust.com or review our filings with the Securities and Exchange Commission, which are available at the SEC’s website at www.sec.gov.

Once again, we thank you for your loyal support. We also look forward to communicating our future results as we continue to execute our business plan.

Sincerely,

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

By:

Guy Arnold, President